Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
Lara Travars (336) 719-4492
Pike Electric Reports Voluntary Compensation Reduction
— Senior Executives Voluntarily Forfeit 2009 Annual Incentive Bonuses —
MT. AIRY, N.C., February 3, 2009 — PRNewswire — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of energy solutions, including engineering, powerline construction, substation construction, EPC, and renewable energy, said today that its top seven members of management voluntarily forfeited any amounts to which they would have been entitled under their individual cash incentive award agreements for fiscal 2009.
“While our current financial projections for fiscal 2009 exceed the cash incentive award target, the members of our management team felt that foregoing cash bonuses is an appropriate response to the current economic challenges,” said J. Eric Pike, the Company’s Chairman and CEO.
The senior executives who forfeited their awards are Mr. Pike; Anthony Slater, chief financial officer; Jim Fox, general counsel and vice president of risk management; Audie Simmons, executive vice president of T&D operations; Jimmy Hicks, senior vice president of engineering and substation; Tim Harshbarger, regional senior vice president of T&D operations; and Jim Benfield, regional senior vice president of T&D operations.
About Pike Electric
Pike is one of the largest providers of energy solutions in the United States, providing services including engineering, powerline construction, substation construction, EPC, and renewable energy projects. The Company is also a recognized leader in storm restoration. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. Visit Pike’s website at www.pike.com.
Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric’s Annual Report on Form 10-K for the fiscal year ending June 30, 2008 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.